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Exhibit (n)(1)
                            NEW ENGLAND ZENITH FUND

                   PLAN PURSUANT TO RULE 18f-3(d) UNDER THE
                        INVESTMENT COMPANY ACT OF 1940


     New England Zenith Fund (the "Fund") may from time to time issue Class A, Class B, and Class E shares as set forth in this plan (the "Plan") adopted by the Fund pursuant to Rule 18f-3 under the Investment Company Act of 1940. To the extent that a subject matter set forth in this Plan is covered by the Fund's Agreement and Declaration of Trust or By-Laws, such governing documents will control in the event of any inconsistencies with descriptions contained in this Plan.

CLASS DESIGNATIONS

     Each of the Fund's constituent series (each, a "Series") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, and Class E shares. Each of the three classes of shares will represent interests in the same portfolio of investments of the Series and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to any investment minimums and other conditions of eligibility as may be set forth in the Fund's prospectus or statement of additional information as from time to time in effect (the "Prospectus") with respect to that Class.

CLASS CHARACTERISTICS

     Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC").

     Class B shares and Class E shares are each offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a fee imposed in accordance with Rule 12b-1 under the Act ("Rule 12b-1 fees"), as described in the Prospectus with respect to the respective Class.

ALLOCATIONS TO EACH CLASS

     EXPENSE ALLOCATIONS

     The Fund shall allocate to each class of shares of a Series any fees and expenses incurred by the Fund in connection with the distribution or servicing of such class of shares, including Rule 12b-1 fees, if any, for such class. All other expenses, to the extent they are determined by the Trustees, or by the Trust's Treasurer or an Assistant Treasurer, to have been incurred by or in respect of one but not both classes of a Series or otherwise unequally as between such classes, shall be allocated as between such classes of a Series in any manner, consistent with Rule 18f-3, that the Trustees, or such an officer of the Trust, may in their, or his or her discretion, consider fair and equitable.


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     WAIVERS AND REIMBURSEMENTS

     Any service provider to a Series may choose to waive or reimburse Rule 12b-1 fees or any other fees on a voluntary basis. Such waiver or reimbursement may be applicable to one or more of the Series or classes thereof of the classes and may be in different amounts for one or more Series or classes thereof.

INCOME, GAINS AND LOSSES

     Income and realized and unrealized capital gains and losses of a Series will be allocated to each class of shares of such Series on the basis of the net asset value of each such class in relation to the net asset value of the Series, or by such other method as the Trustees may direct as permitted by Rule 18f-3.

CONVERSION AND EXCHANGE

     Any class of shares may automatically convert into another class in accordance with the terms set forth in the Prospectus with respect to that Class from time to time, subject to the terms and conditions of Rule 18f-3 that apply to such conversions.

EXCHANGE FEATURES

     Shares of each class generally will be permitted to be exchanged for shares of any class in another Series, subject, however, to the terms and conditions of the Prospectus with respect to that Class and to any sales agreements pursuant to which those shares are issued.

DIVIDENDS

     Dividends with respect to Class A, Class B, and Class E shares of any Series, to the extent any dividends are paid, will be paid on the basis of the undistributed net income of each Class. Capital gain distributions will be paid equally among all shares of each Series, regardless of class.

VOTING RIGHTS

     Each class will vote separately with respect to any Rule 12b-1 Plan related to that class and will have such other voting rights as are set forth in the Declaration of Trust and By-laws of the Trust, as amended from time to time.

AMENDMENTS

     The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Adopted as of the 1st day of February, 2001.

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